Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS

FOR THE FOURTH QUARTER AND FULL YEAR ENDED DECEMBER 31, 2012

- Quarterly production increased to 10,073 Boe per day, up 22 percent from the prior year quarter and annual production increased 16 percent year-over-year -

- Aneth Field net production up seven percent from the prior year quarter to 6,448 Boe per day -

- Closed two year-end Permian Basin acquisitions; Company fourth quarter pro forma production was 12,500 Boe per day -

- Twelve month production up 289 percent in North Dakota and 270 percent in Texas -

Denver, Colorado – March 7, 2013 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported financial and operational results for the periods ended December 31, 2012.

Highlights include the following:

•

Increased total Company production in the fourth quarter to 10,073 equivalent barrels of oil (“Boe”) per day, which was 22 percent higher than the same quarter last year. Exceeded the previously announced mid-point guidance of 15 percent annual production growth for 2012.

•	Closed two transactions in the Permian Basin which give us the opportunity to grow and diversify our production base.

•

Acquired an additional 2,600 Boe per day of production with the fourth quarter Permian Basin acquisitions. Company pro forma fourth quarter 2012 production was 12,500 Boe per day (including the fourth quarter production from the acquired assets).

•

Increased net production from Greater Aneth Field to 6,448 Boe per day during the fourth quarter, a seven percent increase over the 6,010 Boe per day produced in the prior year quarter as the result of production contribution from the successful Aneth Unit CO2 flood.

Nicholas J. Sutton, Resolute’s Chairman and Chief Executive Officer said: “Last year was pivotal for Resolute Energy. We transformed the Company’s asset portfolio from one dominated by the giant Aneth Field to one that is more diverse and balanced, and contains exciting new growth opportunities. Our asset mix, largely operated and held by production, remains strongly weighted to oil and natural gas liquids (“NGL”) with 90 percent of proved reserves at year-end consisting of oil and NGL.

“In December 2012 we acquired approximately 2,600 Boe of production per day in the Permian Basin, which we expect will be a significant engine for future growth for Resolute. The acquired leasehold is largely held by production and generates sufficient cash flow to self-fund a multi-year drilling program. The Permian Basin is characterized by multiple stacked pay zones that can generate solid rates of return, making this industry-friendly area an attractive place for reinvesting free cash flow. Between acquired properties and our existing leasehold, we have exposure to promising emerging horizontal plays.

“To support our Permian Basin assets and activities, we opened a Midland office in early 2012 that is now staffed by an experienced team of petro-professionals. We expect great things from the properties and personnel in 2013 and beyond.

“Our foundation asset, Aneth Field, continued to deliver results consistent with our plan. Fourth quarter Aneth Field production was 6,448 Boe per day, an increase of seven percent over the prior year quarter. The primary reason for this outstanding performance was the continued response in Phases 1, 2, 3 and 4 of our Aneth Unit CO2 flood. Aneth Unit CO2 infrastructure construction is now substantially complete, and we expect that the CO2 flood will contribute to increasing production over many years. In 2013, we will focus our capital spending on the McElmo Creek Unit, where we will reinitiate a waterflood of the Desert Creek IIC as we prepare to bring CO2 to that prolific oil zone. We already have successfully reinitiated the waterflood on 21 producing wells that currently average over 60 Boe per day per well, and our 2013 plan calls for increasing the number of producing wells to more than 30, plus a like number of injection wells.”

Operations Update

Greater Aneth Field – Paradox Basin

During 2012 Aneth Field, a giant legacy oil field in southeast Utah, accounted for 68% of our net production, averaging 6,347 Boe per day, 97% of which was oil. At December 31, 2012, 59.2 million equivalent barrels of oil (“MMBoe”), or 75% of our Company’s net proved reserves of 78.8 MMBoe were located in Aneth Field of which 37 MMBoe were classified as proved developed nonproducing or proved undeveloped. Approximately 93 percent of those nonproducing reserves are attributable to recoveries associated with expansions, extensions and processing of our existing CO2 floods.

During 2012, we completed 3 gross (2 net) new wells in Aneth Field. In addition to drilling new wells, we anticipate further production growth from existing reserves that are in the IIC subzone of the Desert Creek formation (the “DC IIC”) in the McElmo Creek Unit. In early 2010 we began a recompletion program of this subzone with excellent results. The DC IIC was waterflooded by a previous operator, but was ultimately shut-in as low oil prices and high water cuts made production from this zone uneconomic. Later infill wells generally did not penetrate the DC IIC, which represents another opportunity to increase oil production. As part of our work in the field we have determined that the DC IIC can be reactivated as a waterflood with favorable economic results given today’s commodity prices and the enhancements that we have made to fluid handling capacity in the field. We plan to implement a CO2 flood in this zone in due course. In the meantime, the reinitiated waterflood has the effect of repressurizing the zone in preparation for the CO2 flood, although the CO2 project will require construction and rebuilding of infrastructure to accommodate the incremental injection and production. We plan to recomplete ten injection wells and deepen ten producing DC IIC wells this year.

During the second quarter of 2012, we entered into two Aneth Field transactions. In April we and Navajo Nation Oil and Gas Company (“NNOGC”) each acquired half of a thirteen percent working interest in the Aneth Unit and an eleven percent working interest in the Ratherford Unit from affiliates of Denbury Resources Inc. (“Denbury”) for aggregate gross cash consideration of $75 million.

Contemporaneously with this transaction, we and NNOGC amended our Cooperative Agreement, and we allowed NNOGC to exercise an option to purchase 10% of our pre-Denbury interest in Aneth Field for a purchase price of $100 million prior to customary closing adjustments. The transaction was closed and paid for in two equal installments, one in July 2012 and one in January 2013, each with an effective date of January 1, 2012.

Permian Basin

During 2012, our properties in the Permian Basin of Texas and southeast New Mexico produced an average of 567 Boe per day, of which 75 percent was liquids. At December 31, 2012, our Permian Basin leasehold position covered 40,800 gross (17,100 net) acres located in three principal project areas: the Wolfbone project area in the Delaware Basin portion of the Permian Basin, primarily in Reeves County; the Wolfberry project area in the Midland Basin portion of the Permian Basin, primarily in Howard, Martin, Midland and Ector counties; and in the Northwest Shelf project of Lea County, New Mexico. During 2012 we completed 20 gross (14 net) wells in the Permian properties. Also, at year-end 2012, we had one gross (and net) well awaiting completion operations. During 2013, we plan to participate in drilling 34 gross (11 net) wells in Midland and Ector counties and anticipate participating in drilling 10 gross (5 net) wells in Howard County.

Wolfbone Project

The Wolfbone project area in Reeves County includes approximately 24,000 gross acres in which we hold an approximate 34 percent working interest. The primary objective of the Wolfbone development plan is the Wolfcamp formation while the Bone Spring formation remains a secondary objective. Our current development plan calls for drilling vertical wells in the Wolfcamp and Third Bone Spring sand, with between five and eight completion stages in each well. We built a gas gathering system and connected our producing wells to the system in the second quarter of 2012 that enabled us to enhance our revenues by selling the gas and NGL along with our oil production.

Wolfberry Project

The producing formations in our Wolfberry area in Ector, Howard, Martin and Midland counties extend over a 3,000 foot stratigraphic column that includes the Mississippian, Strawn, Canyon, Cline, Wolfcamp, Dean and Spraberry formations. Our Wolfberry project covers approximately 9,500 gross acres in which we have a 43 percent working interest. We entered this area in 2011 and expanded our leasehold through the 2012 acquisitions. Approximately 9.5 MMBoe of proved reserves are associated with our Wolfberry assets. We believe that growth potential exists from approximately 113 vertical drilling locations targeting the Wolfberry interval and 135 recompletion opportunities that are categorized as either proved or probable. We also believe that potential upside exists from the multi-play nature of the area, which is prospective for horizontal development in the Wolfcamp and Cline formations. The acreage is largely held by production and we estimate that a one-rig drilling program for two years will hold all of the acquired leases.

Northwest Shelf Project

In the fourth quarter of 2012, we acquired operating interests in the Denton, Gladiola and South Knowles fields in Lea County, New Mexico, all of which are legacy conventional oil fields that produce from fractured carbonate reservoirs. In aggregate, the assets cover 4,700 gross acres in which we hold an approximate 85 percent working interest, all held by production. Our interest in Denton Field, the largest of the three fields, covers 2,900 gross acres and holds approximately 1.4 MMBoe of net proved reserves. We believe that growth potential and upside may exist from activities such as deepening existing wells and infill drilling from 40-acre to 20-acre spacing.

Williston Basin

During 2012, our properties in the Bakken shale trend of the Williston Basin in North Dakota produced an average of 860 Boe per day, of which 97 percent was liquids. At December 31, 2012, we had interests in approximately 88,100 gross (32,500 net) acres in the Bakken shale trend. We have two principal project areas: the New Home project area located in Williams County, covering approximately 22,900 net acres and the Paris project area located in McKenzie County, covering approximately 9,400 net acres. During 2012, we participated in the completion of 31 gross (6.6 net) wells associated with the Bakken properties and had an additional 4 gross (1.1 net) wells waiting on completion at year-end. At year-end, we had interests in 58 gross (14 net) producing wells. In 2013, we plan to participate in the drilling and completion of 3 gross (0.8 net) wells in the New Home project area.

New Home Project

In total, the New Home project area includes 69,000 gross leasehold acres, in which we have an average 33 percent working interest. Based on drilling activity to date, approximately 53 percent of the acreage is considered developed and 71 percent is held by production. At New Home, our primary objective is the Bakken shale formation with a secondary objective of the deeper Three Forks formation. All of our wells are currently producing from the Middle Bakken. While we have not tested the Three Forks formation, it is productive in other portions of Williams and McKenzie counties. Our typical well in this area has a horizontal length of 10,000 feet and is completed using hydraulic fracturing with 30 to 38 stages.

Paris Project

The Paris project area covers approximately 19,100 gross leasehold acres in which we have an average 49 percent working interest. We are the operator of the Paris project and do not face meaningful lease expirations until 2014.

We believe that there remain several more years of drilling and development opportunity in the Bakken project, and that these opportunities have strong economic return potential. However, in light of our recent acquisitions in the Permian Basin, we believe it is prudent to consider monetizing our Bakken assets. As a result, we have engaged the services of an advisor to explore this possibility.

Hilight Field - Powder River Basin

During 2012, production from Hilight Field in Wyoming’s Powder River Basin averaged 1,529 Boe per day and was sixteen percent oil. Our interest in Hilight Field covers approximately 45,000 net acres, with the majority of our production coming from the Muddy formation. During 2012 we refraced six Muddy formation wells, and we have an inventory of low risk re-stimulation and infill drilling projects that we expect will moderate the natural decline of this field.

Our ongoing geologic work in this area is focused on prospective oil-bearing formations located in intervals uphole and downhole from the Muddy formation, including the Mowry, Turner, Niobrara and Minnelusa. We believe that some or all of these formations may be prospective for development of oil production. Our acreage in Hilight Field is held by production, which provides us flexibility in terms of pursuing development of these formations.

Fourth Quarter and Annual Comparative Results

Resolute recorded a net loss of $1.6 million, or $(0.03) per share, on revenue of $66.9 million during the fourth quarter of 2012, which included unrealized losses on derivative instruments of $1.9 million. This compares to a net loss of $16.0 million, or $(0.27) per share in the fourth quarter of 2011, which included unrealized losses on derivative instruments of $33.3 million.

During 2012, Resolute achieved net income of $18.0 million or $0.30 per diluted share, on revenue of $258.3 million, which included unrealized gains on derivative instruments of $28.1 million. This compares to net income of $30.5 million, or $0.47 per diluted share in 2011, which included unrealized gains on derivative instruments of $15.5 million.

Fourth Quarter and Annual 2012 Results Compared to Fourth Quarter and Annual 2011 Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	($ thousands, except per-Boe amounts)
Production (MBoe):
Aneth	593	553	2,323	2,187
Wyoming	139	139	564	600
North Dakota	111	37	315	81
Texas	84	30	207	56

Total production	927	759	3,409	2,924

Daily rate (Boe)	10,073	8,252	9,313	8,012
Revenue per Boe (excluding realized derivative settlements)	$72.15	$77.61	$75.77	$77.60
Revenue per Boe (including realized derivative settlements) [1]	$70.10	$74.01	$69.05	$70.48
Revenue	$66,856	$58,920	$258,268	$226,908
Realized derivative losses [1]	(1,900)	(2,731)	(22,920)	(20,799)

Revenue, net of derivative losses	64,956	56,189	235,348	206,109

Operating expenses:
Lease operating expense	21,849	16,853	79,922	59,516
Production and ad valorem taxes	7,428	7,761	35,716	31,379
General and administrative expense	6,452	6,341	24,032	20,914
Net income (loss)	(1,625)	(15,980)	17,976	30,485
Adjusted EBITDA	$31,758	$27,464	$108,511	$107,341

[1]

The year ended December 31, 2012, includes a charge of $3.4 million related to the early termination of certain 2012 derivative contracts. The year ended December 31, 2011, includes a $5.0 million charge related to the partial termination of certain 2012 derivative contracts.

Adjusted EBITDA (a non-GAAP measure): During the fourth quarter of 2012, Resolute generated $31.8 million of Adjusted EBITDA, or $34.27 per Boe, a sixteen percent increase on a dollar basis from the prior year period during which Resolute generated $27.5 million of Adjusted EBITDA, or $36.17 per Boe. Although production increased materially, increased operating costs, production taxes and general and administrative expenses resulted in a decrease in Adjusted EBITDA per Boe.

During 2012, Resolute generated $108.5 million of Adjusted EBITDA, or $31.83 per Boe, a one percent increase over the prior year. During 2011, Resolute generated $107.3 million of Adjusted EBITDA, or $36.71 per Boe. The reason for the year-over-year increase was due to higher revenues from increased production, partially offset by lower commodity pricing and increased operating expenses.

For the quarter ended December 31, 2012, revenue in excess of direct operating expenses for the assets acquired from Celero was $4.0 million, $0.4 million of which was included in the Company’s fourth quarter results. Revenue in excess of direct operating expenses for the assets acquired from Celero was $19.5 million during 2012, $0.4 million of which was included in the Company’s annual results.

For the quarter ended December 31, 2012, revenue in excess of direct operating expenses for the assets acquired from RSP was $6.0 million. Revenue in excess of direct operating expenses for the assets acquired from RSP was $25.4 million during 2012. The Company’s quarterly and annual 2012 financial statements did not include any revenue in excess of direct operating expenses for the assets acquired from RSP, as the acquisition occurred at year end.

Production: Company-wide production for the quarter ended December 31, 2012, increased 22 percent to 927 MBoe as compared to 759 MBoe for the fourth quarter of 2011, and increased eight percent from 862 MBoe for the third quarter of 2012. Production during 2012 was 3,409 MBoe as compared to 2,924 MBoe during 2011, an increase of seventeen percent, or 485 MBoe.

Fourth quarter production from the Company’s Aneth Field properties increased seven percent to 593 MBoe from 553 MBoe during the fourth quarter of 2011. Production for 2012 increased six percent to 2,323 MBoe as compared to 2,187 MBoe produced during 2011. The year-over-year production increase was due to increases in overall field production combined with the net positive effect of the acquisition of working interests in the Aneth Field properties from Denbury in April 2012 and the sale of working interests to NNOGC in July 2012.

Wyoming production during the fourth quarter of 2012 was consistent with the 139 MBoe produced in the fourth quarter of 2011, and decreased six percent during 2012, to 564 MBoe from the 600 MBoe produced during 2011. The decline in year-over-year production was the result of normal production declines, the sale of non-strategic properties that were producing during the first five months of 2011 and the shut-in of all coalbed methane production during December 2011.

During the fourth quarter of 2012, production from the Company’s North Dakota properties increased by 200 percent to 111 MBoe, as compared to the 37 MBoe produced in the fourth quarter of 2011. During 2012, production increased 289 percent to 315 MBoe from the 81 MBoe produced during 2011. The production increases for the quarter and the year were due to more wells on production during the 2012 period.

Production from the Company’s Permian Basin properties during the fourth quarter increased 180 percent to 84 MBoe, from 30 MBoe during the comparable prior year quarter, and increased 270 percent to 207 MBoe during 2012 as compared to 56 MBoe during 2011. These increases were also due to more wells on production during the 2012 period.

Revenue: During the fourth quarter of 2012, Resolute realized total adjusted revenue (revenue net of realized derivatives losses) of $65.0 million, a sixteen percent increase as compared to the prior year quarter. During the fourth quarter of 2011, Resolute had total adjusted revenue of $56.2 million, including realized derivative losses of $2.7 million.

During 2012, Resolute realized a fourteen percent increase in adjusted revenue as compared to 2011, as increased production continued to drive revenue as oil prices have remained relatively constant. Total adjusted revenue for 2012 was $235.3 million, including realized derivative losses of $22.9 million (including $3.4 million of early derivative instrument terminations). For 2011, Resolute had total adjusted revenue of $206.1 million, including realized derivative losses of $20.8 million which included a $5.0 million charge related to the partial termination of certain 2012 derivative contracts.

Operating Expenses: For the fourth quarter of 2012, total lease operating expenses increased 30 percent to $21.8 million, or $23.58 per Boe, as compared to fourth quarter 2011 lease operating expenses of $16.9 million, or $22.20 per Boe. Sequentially, total lease operating expenses increased two percent, from $21.3 million during the third quarter of 2012, but decreased five percent on a per Boe basis from $24.75 during the same quarter. The comparative quarterly increase was related to increased workover activity in Aneth Field in an effort to improve long-term production and increased operating activity levels in North Dakota and Texas. Total production taxes decreased by $0.3 million, or four percent, to $7.4 million, or $8.02 per Boe (eleven percent of revenue), as compared to $7.8 million, or $10.22 per Boe during 2011 (thirteen percent of revenue). The quarterly decrease was attributable to the receipt of enhanced oil recovery credits in Aneth Field during the fourth quarter of 2012.

During 2012, total lease operating expenses increased 34 percent, to $79.9 million, from the 2011 amount of $59.5 million, and increased on a per-Boe basis, to $23.45 per Boe in 2012 from $20.35 per Boe in 2011. The comparative year-over-year increase was attributable to the net increase in working interest ownership related to the Denbury acquisition and NNOGC divestiture transactions in the Aneth Field properties in addition to the reasons outlined above. Total production taxes increased by $4.3 million, or fourteen percent, to $35.7 million, or $10.48 per Boe, as compared to $31.4 million, or $10.73 per Boe during 2011. The tax rate of approximately fourteen percent remained relatively constant, and the aggregate production tax increase was due to higher production volumes combined with higher ad valorem estimates resulting from increases in the assessed value of reserves in 2012. The decrease on a Boe basis is primarily due to the receipt of the enhanced oil recovery credits in the fourth quarter of 2012.

General and Administrative Expense. Resolute incurred general and administrative expense for the fourth quarter of 2012 of $6.5 million, as compared to $6.3 million during 2011. On a unit basis, costs decreased to $6.96, or 17 percent, from $8.35 during the prior year period. Sequentially, general and administrative expense decreased from $6.7 million due to reductions in professional services, offset by increased overhead billings and capitalized time. Cash-based general and administrative expense was $4.1 million, or $4.41 per Boe in 2012, compared to $4.3 million, or $5.67 per Boe in 2011. Stock-based compensation expense, a non-cash item, represented $2.4 million, or $2.55 per Boe, for the fourth quarter of 2012 and $2.0 million, or $2.68 per Boe, for the fourth quarter of 2011.

General and administrative expense during 2012 was $24.0 million, or $7.05 per Boe, as compared to $20.9 million, or $7.15 per Boe, during the year 2011. The increase was primarily due to higher salaries and wages and professional services, offset by increased overhead billings and capitalized time. Cash-based general and administrative expense was $15.3 million, or $4.49 per Boe in 2012, compared to $13.5 million, or $4.61 per Boe in 2011. Stock-based compensation expense represented $8.7 million, or $2.56 per Boe, during 2012 and $7.4 million, or $2.54 per Boe, during 2011.

Capital Expenditures: During 2012, Resolute incurred oil and gas related capital expenditures of approximately $228.2 million. Such capital investments were directed toward the Company’s ongoing tertiary recovery projects in Aneth Field, drilling and completion activities in North Dakota and Texas and to expand gas distribution and electrical power infrastructure in the Permian Basin. The 2012 capital expenditures exclude $37.7 million paid to acquire Denbury’s interests in Aneth Field, $248 million paid to acquire additional oil and gas assets in the Permian Basin and $49.5 million in proceeds received from NNOGC for the sale of certain working interests in the Aneth Field. The Permian acquisitions were financed by proceeds from a $150 million add on to our 8.50 percent senior notes due 2020, and from our bank line.

Liquidity and Capital Resources. Outstanding indebtedness at December 31, 2012, consisted of $400 million of senior notes issued during 2012 and $162 million outstanding on the Company’s revolving credit line. Reducing our leverage ratio in 2013 is important to us, and we have hired an advisor to monetize our properties in the Williston Basin. We intend to use the proceeds from any such transaction to reduce bank debt.

RESOLUTE ENERGY CORPORATION

Consolidated Statements of Operations

(in thousands, except per share data)

	Year Ended December 31,
	2012	2011	2010
Revenue:
Oil	$240,444	$203,876	$152,953
Gas	16,289	19,376	17,204
Other	1,535	3,656	3,238

Total revenue	258,268	226,908	173,395

Operating expenses:
Lease operating	79,922	59,516	51,618
Production and ad valorem taxes	35,716	31,379	24,151
Depletion, depreciation, amortization, and asset retirement obligation accretion	78,414	57,664	47,016
General and administrative	24,032	20,914	19,440

Total operating expenses	218,084	169,473	142,225

Income from operations	40,184	57,435	31,170

Other income (expense):
Interest expense, net	(15,523)	(3,844)	(4,855)
Realized and unrealized gains (losses) on derivative instruments	5,176	(5,321)	(17,842)
Other income	20	85	100

Total other expense	(10,327)	(9,080)	(22,597)

Income before income taxes	29,857	48,355	8,573
Income tax expense	(11,881)	(17,870)	(2,388)

Net income	$17,976	$30,485	$6,185

Net income per common share:
Basic	$0.30	$0.53	$0.12
Diluted	$0.30	$0.47	$0.12
Weighted average common shares outstanding:
Basic	59,424	57,612	49,900
Diluted	59,452	65,029	50,475

Reconciliation of Net Income to Adjusted EBITDA

In this press release, the term “Adjusted EBITDA” is used. Adjusted EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, unrealized gains and losses on derivatives, gains and losses on the sale of assets, change in derivative fair value and ceiling write-down of oil and gas properties. Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance, and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s net income to Adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	($ in thousands)
Net income (loss)	$(1,625)	$(15,980)	$17,976	$30,485

Adjustments:
Interest expense	6,014	1,060	15,523	3,844
Tax expense (benefit)	208	(9,882)	11,881	17,870
Depletion, depreciation amortization and accretion	22,798	16,774	78,414	57,664
Stock-based compensation	2,495	2,215	9,399	7,926
Early settlement of derivative instruments	—	—	3,414	5,030
Unrealized loss (gain) on derivatives	1,868	33,277	(28,096)	(15,478)

Total adjustments	33,383	43,444	90,535	76,856

Adjusted EBITDA	$31,758	$27,464	$108,511	$107,341

The table below presents the revenue and direct operating expenses for the assets acquired from Celero and RSP for the fourth quarter and year ended December 31, 2012.

	Three Months Ended December 31, 2012		Year Ended December 31, 2012
	Celero	RSP	Celero	RSP
	($ in thousands)
Revenue	$7,923	$7,406	$36,634	$29,476
Direct operating expenses	3,917	1,442	17,172	4,045

Revenue in excess of direct operating expenses	$4,006	$5,964	$19,462	$25,431

Earnings Call Information

Resolute will host an investor call on March 7, 2013, at 4:30 PM ET. To participate in the call please dial (877) 317-6789 from the United States, (866) 605-3852 from Canada or (412) 317-6789 from outside the U.S. and Canada. The conference call I.D. number is 10025810. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call will be available through March 12, 2012, by dialing (877) 344-7529 from the U.S., or (412) 317-0088 from outside the U.S. The conference call I.D. number is 10025810.

This call will also be available as a live webcast which can be accessed at Resolute’s investor relations website at http://www.ResoluteEnergy.com.

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding future financial and operating results; statements regarding future production and reserve growth; the expansion of our Greater Aneth Field CO2 flood projects and additional CO2 flood potential; anticipated waterflood response; anticipated capital expenditures; our operating, development and exploration plans; liquidity and availability of capital; our plans to sell the Bakken properties and our anticipated use of proceeds therefrom; our expectations regarding reduction of leverage; our expectations regarding the attractiveness of economics relating to our projects; our expectations regarding our development activities including drilling, recompleting and refracing wells and the anticipated timing and costs of such activities; testing and prospectivity of our properties; and production from our Aneth Field properties, the Wyoming properties, on our Bakken acreage and from our Permian properties and acreage. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the volatility of oil and gas prices; inaccuracy in reserve estimates and expected production rates; discovery, estimation, development and replacement of oil and gas reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; availability and terms of capital; the effectiveness of Resolute’s CO2 flood program; the potential for downspacing or infill drilling in the Williston Basin of North Dakota or the Permian Basin of Texas or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling in the Bakken and Three Forks trends in North Dakota, the Mowry shale and Turner, Frontier, Minnelusa, Phosphoria and Niobrara formations in Wyoming and the Permian Basin in Texas; potential delays in the completion, commissioning and optimization schedule of Resolute’s gas gathering and facilities construction projects; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection and fracing operations; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local Navajo community in the area in which Resolute operates; and the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward - looking statements, which speak only as of the date of this press release. You are encouraged to review Item 1A.—Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2011 and the Form 10-Q for the quarter ended March 31, 2012 and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Permian Basin in Texas and New Mexico, the Bakken trend of North Dakota and the Powder River Basin in Wyoming. The Company also owns exploration properties in the Permian Basin of Texas and the Big Horn Basin of Wyoming.

# # #

Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com